UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2009

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As part of an effort to diversify their personal holdings Glen Tullman, Chief Executive Officer of Allscripts-Misys Healthcare Solutions Inc. (“Allscripts”), and other members of management, including four other executive officers of Allscripts, each adopted written stock trading plans (the “Trading Plans”) in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), as well as Allscripts’ insider trading policies. Trading under the Trading Plans will begin at pre-determined dates set forth in the Trading Plans, but no sooner than May 4, 2009. Allscripts expects that certain members of its Board of Directors will also enter into Rule 10b5-1 trading plans.

The Rule 10b5-1 trading plans are intended to permit the orderly disposition of a portion of their respective holdings of common stock of Allscripts, including stock that they have the right to acquire under outstanding stock options and restricted stock unit grants issued by the Company, as a part of their personal long term financial plans for asset diversification, liquidity and estate planning. The number of Allscripts shares estimated to be sold under the Trading Plans aggregates 1,018,631 shares in total and represents approximately 22% of their collective holdings and not more than 20% of their respective individual holdings in any year, including stock, restricted stock units and options. The total number of shares that may be sold under the Trading Plans represents less than 1.0% of Allscripts’ outstanding common stock.

Transactions made under the Rule 10b5-1 trading plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. A Rule 10b5-1 plan must be entered into in good faith at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent prearranged transactions under the Rule 10b5-1 plan from being executed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

Date: April 29, 2009	By:	/s/ Brian Vandenberg
Brian Vandenberg
Senior Vice President and General Counsel